Exhibit 16.1
October 7, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by the Monro Muffler Brake, Inc. Profit Sharing Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Monro Muffler Brake, Inc. Profit Sharing Plan, dated October 14, 2008. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
/s/ Davie Kaplan, CPA, P.C.